Exhibit 3(g)
CERTIFICATE OF INCORPORATION
Companies Act
Registry Number
     3095497
Name of Company
     STRATOS FUNDING COMPANY
I hereby certify that the above-mentioned company was incorporated this date under the Companies Act and that the liability of the members is unlimited.

/s/ [ILLEGIBLE]	November 18, 2004

Agent of the Registrar of Joint Stock Companies	Date of Incorporation